Exhibit 4.25

TRANSFER OF SHARES	NW/6002694/292254.1ve
CLEARWAVE N.V. AND ASSIGNMENT OF CLAIM	31-05-2005
7

Today, the thirty-first of May

two thousand and five, appeared before me,

Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

1.                                       IJsbrand Cornelis van Straten, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Woudrichem on the thirtieth day of March nineteen hundred and sixty-seven, in the present matter acting as holder of a written power of attorney of:

a.                                       the company with limited liability (naamloze vennootschap) Telesystem

International Wireless Corporation N.V., having its seat in Rotterdam, its address at 1077 XX Amsterdam, Strawinskylaan 707, filed at the Trade Register under number 33238401 and with number N.V. 436609

(the ‘Transferor’);

b.                                      the company with limited liability (besloten vennootschap met beperkte aansprake-lijkheid) MobiFon Holdings B.V., having its seat in Amsterdam, its address at 1077 XX Amsterdam, Strawinskylaan 707, filed at the Trade Register under number 34171018 and with number B.V. 1195992

(‘MobiFon’);

c.                                       the company with limited liability (naamloze vennootschap) ClearWave N.V., having its seat in Amsterdam, its address at 1077 XX Amsterdam, Strawinskylaan 707, filed at the Trade Register under number 34120978 and with number N.V. 1083292

(the ‘Company’);

2.                                       a.                                       Erik Antonius Jacobus de Rijk, residing in 2517 KK The Hague, Eisenhowerlaan 47, born in The Hague on the fifth day of March nineteen hundred and sixty and holder of a Dutch passport with number NC4732289; and

b.                                      Michaël Ludovicus Josephus Maria Heere, residing in 2597 ES The Hague, Ruychrocklaan 128, born in Breda on the eleventh day of December nineteen hundred and sixty-two and holder of a Dutch passport with number NC9499178, together acting in their capacity as Managing Directors of:

the company with limited liability (besloten vennootschap met beperkte aansprake-lijkheid) Vodafone International Holdings B.V., having its seat in Rotterdam, its address at 2909 LC Capelle aan den IJssel, Rivium Quadrant 173-177, filed at the Trade Register under number 24235177 and with number B.V. 452471

(the ‘Transferee’).

Powers of attorney

The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.

The appearing persons declared:

Title, shares

The Transferor and the Transferee have agreed to (i) transfer to the Transferee pursuant to a Share Sale and Purchase Agreement between Telesystem International Wireless Inc. and the Transferee (the ‘Agreement’), forty-five million eight hundred fifty-nine thousand two hundred eighty-nine (45,859,289) Class A Subordinate Voting shares, each with a par value of ten cent (EUR 0.10), numbered A 1 to A 45,858,939 and A 45,868,149 to A 45,868,498 inclusive and thirty-eight million two hundred thirty thousand nine hundred fifty (38,230,950) Class B Multiple Voting shares, each with a par value of fifty cent (EUR 0.50), numbered B 1 to B 38,230,950 inclusive, in the capital of the Company (the ‘Shares’) and (ii) assign to the Transferee pursuant to the terms of the Agreement, a claim by the Transferor on MobiFon for an amount of nine hundred seventeen million nine hundred twenty-eight thousand four hundred three United States dollars (USD 917,928,403.-) (the ‘Claim’).

A signed copy of the Agreement has been attached to this deed.

Further the documentation with respect to the Claim, consisting of one subordinated loan agreement (as amended) and two promissory notes (as amended), has been attached to this deed.

Pursuant to the Agreement, the Transferor shall transfer the Shares and assign the Claim to the Transferee.

Preceding acquisition of the Shares

The Transferor acquired the Shares as follows:

•                                          fifty thousand (50,000) ordinary shares, numbered 1 to 50,000 inclusive, each with a par value of one euro (EUR 1.-), by incorporation of the company, executed by deed on the seventeenth day of September nineteen hundred and ninety-nine before R. van Bork, civil-law notary in Rotterdam;

•                                          one hundred thousand (100,000) ordinary shares, numbered 50,001 to 150,000 inclusive, each with a par value of one euro (EUR 1 -), by issue by the Company, executed by deed on the twenty-first day of October nineteen hundred and ninety-nine before R. van Bork, aforementioned;

•                                          one (1) ordinary share, numbered 150,001, with a par value of one euro (EUR 1.-), by issue by the Company, executed by deed on the twenty-second day of October nineteen hundred and ninety-nine before R. van Bork, aforementioned;

•                                          by deed of amendment executed on the thirtieth day of May two thousand before H.B.H. Kraak, civil-law notary in Amsterdam, the name of the Company was changed from TIW Eastern Europe N.V. to ClearWave N.V.;

•                                          by deed of amendment executed on the thirteenth day of February two thousand and one before H.B.H. Kraak, aforementioned, the aforementioned one hundred fifty thousand one (150,001) ordinary shares, each share with a par value of one euro (EUR 1. -) were converted into three hundred thousand two (300,002) Class B Multiple Voting shares, each with a par value of fifty cent (EUR 0.50) numbered B 1 to B 300,002 inclusive;

•                                          thirty-seven million nine hundred thirty thousand nine hundred forty-nine (37,930,949) Class B Multiple Voting shares, numbered B 300,003 to B 38,230,950 inclusive, with a par value of fifty cent (EUR 0.50) by issue by the Company, executed by deed on the thirteenth day of February two thousand and one before H.B.H. Kraak, aforementioned;

•                                          one hundred seventy-one thousand three hundred fifty-one (171,351) Class A Subordinate Voting shares, numbered A 45,681,589 to A 45,858,939 inclusive, by transfer executed by deed on the twentieth day of July two thousand and four before a legal substitute for P.H.N. Quist, civil-law notary in Amsterdam;

•                                          forty-five million six hundred eighty-one thousand nine hundred thirty-eight (45,681,938) Class A Subordinate Voting shares, numbered A 1 to A 45,681,588 inclusive and A 45,868,149 to A 45,868,498 inclusive, by transfer as a result of purchase executed by deed on the twenty fifth day of May two thousand and five before a legal substitute of P.H.N. Quist, aforementioned.

These transfers are acknowledged by the Company in the deeds mentioned above.

Preceding acquisition of the Claim

The Transferor acquired the Claim by notarial deed executed on the twenty-fifth day of May two thousand and five before a legal substitute of P.H.N. Quist, aforementioned.

Transfer and assignment

Pursuant to the Agreement, the Transferor hereby (i) transfers the Shares to the Transferee, who hereby accepts the Shares from the Transferor and (ii) assigns the Claim to the Transferee, who hereby accepts such assignment. As a result of the assignment of the Claim, the Transferee acquires all accessory rights existing in respect of the Claim.

Power of attorney and acknowledgement of the assignment

The Transferor hereby grants to the Transferee an irrevocable exclusive (privatieve) power of attorney to exercise, on behalf of the Transferor, all rights which the Transferor may have, insofar as such rights are of importance for the Transferee as creditor in respect of the Claim. MobiFon hereby acknowledges the assignment.

Purchase price

The Transferor has received the purchase price for the Shares as referred to in article 3 of the Agreement and the consideration for the Claim as referred to in article 2 of the Agreement, for which the Transferee is granted acquittance.

The transfer and assignment are subject to the following conditions:

Account and risk

Article 1.

The Shares and all rights attached thereto including any distributions made by the Company on the Shares and the Claim will from now on be for the account and risk of the Transferee.

Conditions precedent

Article 2.

The conditions precedent (opschortende voorwaarden) as agreed upon in respect of the transfer of the Shares and the assignment of the Claim provided herein have been fully satisfied and/or waived on or prior to the day and time of this deed.

The Transferor and/or Telesystem International Wireless Inc. and the Transferee have not agreed on any conditions subsequent (ontbindende voorwaarden).

Choice of law

Article 3.

The transfer as effectuated in the present deed and the enforcement thereof shall be governed by Dutch law.

Nachgründung

The Agreement has been entered into after two years have lapsed since the registration of the Transferee with the Trade Register, so that article 2:204c Dutch Civil Code does not apply.

Acknowledgement

The Company declared that it acknowledges the transfer of the Shares and that it will make the appropriate entry in the shareholders’ register.

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing persons.

The appearing persons declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing persons and myself, civil-law notary, at three hours forty six minutes post meridiem.

(Signed): IJ.C. van Straten, E.A.J. de Rijk, M.L.J.M. Heere, Paul Quist.

[SEAL]	FOR CERTIFIED COPY
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